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                                   Exhibit 23

                         Consent of Independent Auditors



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EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Town and Country Trust of our report dated January 29, 1998, included in the 1997 Annual Report to Shareholders of The Town and Country Trust.

Our audits also included the financial statement schedule of The Town and Country Trust listed in the Index at item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82932) pertaining to The Town and Country Trust Amended and Restated 1993 Long -Term Incentive Plan of our report dated January 29, 1998, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of The Town and Country Trust, for the year ended December 31, 1997.


                                        /s/ Ernst & Young LLP


Baltimore, Maryland
March 26, 1998